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NS GROUP, INC.   December 31, 2003    Form 10-K                     Exhibit 12.1

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (thousands of dollars)

                                                  Year Ended December 31,
                                             --------------------------------
                                               2003        2002        2001
                                             --------    --------    --------
Earnings

      Pretax income (loss)                   $(17,498)   $(40,788)   $(59,894)

      Interest expense                          3,391       8,180      10,342
      Interest portion of rent expense (a)        382         455         640
                                             --------    --------    --------
                                             $(13,725)   $(32,153)   $(48,912)
                                             ========    ========    ========

Fixed Charges
      Interest expense                       $  3,391    $  8,180    $ 10,342
      Interest portion of rent expense (a)        382         455         640
                                             --------    --------    --------
                                             $  3,773    $  8,635    $ 10,982
                                             ========    ========    ========

Ratio of Earnings to Fixed Charges                  -           -           -

Deficiency in Earnings                       $ 17,498    $ 40,788    $ 59,894

(a) One-third of rent expense is the portion deemed representative of the interest factor.